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                         Verizon Washington, DC Inc.

                                                                      EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                               Years Ended December 31,
                                                        -----------------------------------------------------------------------
(Dollars in Thousands)                                           2001          2000          1999           1998          1997
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
Income before provision for income taxes and
   extraordinary item                                        $109,654      $155,190      $140,998       $167,819      $ 75,577
Equity in loss (income) from affiliates                        38,380           933          (126)            --            --
Dividends received from equity affiliate                          110           155           126             --            --
Interest expense                                               19,878        17,319        16,077         17,116        18,932
Portion of rent expense representing interest                   8,078         3,183         2,824          2,793         3,247
Amortization of capitalized interest                            1,077           988           784            614           589
                                                        -----------------------------------------------------------------------
Earnings, as adjusted                                        $177,177      $177,768      $160,683       $188,342      $ 98,345
                                                        =======================================================================

Fixed charges:
Interest expense                                             $ 19,878      $ 17,319      $ 16,077       $ 17,116      $ 18,932
Portion of rent expense representing interest                   8,078         3,183         2,824          2,793         3,247
Capitalized interest                                            2,999         2,811         1,302          1,041           909
                                                        -----------------------------------------------------------------------

Fixed Charges                                                $ 30,955      $ 23,313      $ 20,203       $ 20,950      $ 23,088
                                                        =======================================================================

Ratio of Earnings to Fixed Charges                               5.72          7.63          7.95           8.99          4.26
                                                        =======================================================================
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